For Immediate Release

SUREWEST PROMOTES TWO OFFICERS
WITHIN MANAGEMENT TEAM

Scott Sommers Named Senior Vice President, Finance and Corporate Development and Dan Bessey Appointed Vice President, Chief Financial Officer

ROSEVILLE, CA - March 6, 2008 - Leading independent communications holding company SureWest Communications (NASDAQ: SURW) today announced the appointment of Scott Sommers to the newly created position of senior vice president, finance and corporate development, effective March 18, 2008. In this role, Mr. Sommers will be responsible for working with the senior management team in setting the Company’s strategic direction and identifying growth opportunities. He will retain his responsibilities for the treasury function.

SureWest also announced today the appointment of Dan Bessey as vice president, chief financial officer, effective March 18, 2008. Mr. Bessey succeeds Philip Grybas, who has resigned to pursue other interests. To ensure a smooth transition, Mr. Grybas has agreed to remain with the Company through the end of March.

“SureWest has a deep bench of talented executives and today’s announcements are consistent with our goal of developing strong and effective management,” said Steve Oldham, SureWest’s president and chief executive officer. “Scott and Dan have a solid understanding of SureWest and its opportunities in the dynamic communications industry. I look forward to working closely with both of them as we continue to execute our strategy to transform SureWest into the most advanced triple-play provider in the markets we serve.”

Mr. Oldham continued, “On behalf of everyone at our company, I would like to thank Phil for his contributions to SureWest. He has been a valuable member of the team and we wish him well in the future.”

Mr. Bessey and Mr. Sommers will report directly to Mr. Oldham.

About Scott Sommers
Prior to joining SureWest as vice president, treasurer in 2006, Mr. Sommers served as a managing director of investment banking for Cantor Fitzgerald in Los Angeles, CA where he was responsible for developing new clients and the sales of all investment banking products. Before that, he worked for Mellon Financial Group from 1998-2004 as its first vice president, global institutional clients, relationship manager. He spent nine years as vice president, team leader for UBS (1987-1996), focusing on corporate finance in the energy and utilities industries. Mr. Sommers began his career in 1984 as a corporate research analyst at the First National Bank of Boston. He earned his bachelor’s degree in history and psychology from the University of Iowa in 1981 and possesses an MBA in international management from the American Graduate School of International Management in Phoenix.

About Dan Bessey
Mr. Bessey most recently served as vice president, finance, where he directed business planning, forecasting and budgeting for SureWest. He also provided oversight of both internal and external financial reporting. In addition, he serves as chief financial officer on the board of the SureWest Foundation. Mr. Bessey joined SureWest in 1995 as the financial reporting administrator. He was then promoted to director of corporate accounting and later promoted to controller in 2003. Mr. Bessey began his career at Ernst and Young in 1991 as an auditor, serving clients in the telecommunications, aerospace and biotechnology industries. He earned a bachelor's degree in accountancy (magna cum laude) from California State University, Sacramento and is a certified public accountant (CPA).

About SureWest
SureWest Communications (www.surewest.com) is one of the nation's leading integrated communications providers and is the bandwidth leader in the markets it serves under the SureWest and Everest brands. Headquartered in Northern California for more than 90 years, SureWest's bundled residential and commercial offerings include an array of advanced IP-based digital video, high-speed Internet, local and long distance telephone, and wireless PCS. Its fiber-to-the-premise IP-based network features high-definition video and symmetrical Internet speeds of up to 50 Mbps. In the greater Kansas City region, Everest (www.everestkc.com) is a network-based residential and commercial provider of voice, digital video and high-speed Internet services.